Exhibit 99(b)

FOR RELEASE: July 18, 2007, 10:30 a.m.	MEDIA CONTACTS: Claudia Piccinin — 248-813-2942 Lindsey Williams — 248-813-2528

INVESTOR CONTACT: Al VanDenBergh — 248-813-2495
DELPHI ANNOUNCES NEW PLAN FRAMEWORK AGREEMENT
Appaloosa Management L.P. and investment syndicate commit up to $2.55 billion;
Agreement outlines reorganization framework, potential stakeholder recoveries and corporate governance structure
     TROY, Mich. — Delphi Corp. (OTC:DPHIQ) today announced that it has accepted a new proposal for an Equity Purchase and Commitment Agreement with affiliates of lead investor Appaloosa Management L.P.; Harbinger Capital Partners Master Fund I, Ltd.; Merrill Lynch, Pierce, Fenner & Smith Inc.; UBS Securities LLC; Goldman Sachs & Co.; and Pardus Capital Management, L.P. (collectively the “Plan Investors”) to invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the company’s transformation plan announced on March 31, 2006 and its plan of reorganization.
     Delphi earlier reported that on July 7, 2007, it had formally terminated a prior Equity Purchase and Commitment Agreement and a related Plan Framework Support agreement but that it expected to enter into new framework agreements with plan investors by the end of July 2007.
     Delphi will be filing motions later today seeking an expedited hearing and approval of the agreement with the Bankruptcy Court. The company said the new investment agreement is supported by both of Delphi’s Statutory Committees as well as General Motors Corp. (GM).
     “Today’s equity purchase and commitment agreement — and the support that it has received from our statutory committees and GM — represents additional progress in our transformation and provides further evidence to customers and other stakeholders that Delphi should receive the financial support necessary to emerge successfully from Chapter 11 reorganization,” said John Sheehan, Delphi chief restructuring officer. “With the recent ratification of the UAW/Delphi/GM memorandum — still subject to court approval later this week — Delphi is now focusing on reaching labor agreements with its remaining U.S. unions and finalizing a settlement agreement with GM. We’re pleased with our recent momentum. We now expect to file our plan of reorganization before the end of the third quarter and to emerge from Chapter 11 reorganization by the end of the year.”
     “We are happy to have a consensual agreement and are looking forward to working with Delphi in the future,” said David A. Tepper, president of Appaloosa.
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     The proposed Equity Purchase and Commitment Agreement, which is subject to Bankruptcy Court approval, outlines the terms of the investment and the expected treatment of the company’s stakeholders in its anticipated plan of reorganization and provides a framework for several other aspects of the company’s Chapter 11 reorganization. The investment agreement also incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and will include an arrangement to fund required contributions to the plans that were not made in full during the Chapter 11 process.
EQUITY INVESTMENT
     Under the terms of the Equity Purchase and Commitment Agreement announced today, the Plan Investors will commit to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in the reorganized company. Additionally, the Plan Investors will commit to purchasing any unsubscribed shares of common stock in connection with an approximately $1.6 billion rights offering that will be made available to existing common stockholders subject to approval of the Bankruptcy Court and satisfaction of other terms and conditions. The rights offering would commence following confirmation of Delphi’s plan of reorganization and conclude 30 days thereafter prior to Delphi’s emergence from Chapter 11 reorganization. Altogether, the Plan Investors could invest up to $2.55 billion in the reorganized company.
     Unlike the prior terminated investment agreement, closing conditions in the new agreement with the Plan Investors are not subject to the completion of due diligence and the Plan Investors no longer have the ability to make determinations under the agreement in their sole discretion. However, the investment agreement is subject to the satisfaction or waiver of numerous conditions and the non-exercise by either Delphi or the Plan Investors of certain termination rights, all of which are more fully described in the Equity Purchase and Commitment Agreement.
PLAN OF REORGANIZATION FRAMEWORK
     The Equity Purchase and Commitment Agreement further outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized company. These provisions had been the subject of a separate plan framework support agreement between Delphi, GM and the plan investors in the earlier terminated transaction. The company previously reported that its discussions with GM on a comprehensive global settlement agreement have entered the documentation phase and that it expected that a settlement with GM will be incorporated into the company’s plan of reorganization rather than filed with the Bankruptcy Court for separate approval.
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     The proposed treatment of claims and interests in Delphi’s Chapter 11 plan of reorganization is as follows (subject to adjustment for allowed accrued interest after June 30, 2007):
•	All senior secured debt would be refinanced and paid in full and all allowed administrative and priority claims would be paid in full.

•	Trade and other unsecured claims and unsecured funded debt claims (exclusive of subordinated debt claims) would be satisfied in full with $3.0 billion of common stock (66.7 million out of a total of 147.6 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and approximately $1.2 billion in cash. The framework requires that the amount of allowed trade and unsecured claims (other than funded debt claims and post-petition accrued interest claims) not exceed $1.7 billion.

•	In exchange for GM’s financial contribution to Delphi’s transformation plan, and in satisfaction of GM’s claims against the company, GM will receive $2.7 billion in cash, and an unconditional release of any alleged estate claims against GM. In addition, as with other customers, certain GM claims would flow-through the Chapter 11 cases and be satisfied by the reorganized company in the ordinary course of business. The plan framework anticipates that GM’s financial contribution to Delphi’s transformation plan would be consistent with the items identified in Delphi’s former framework agreement announced on Dec. 18, 2006. While the actual value of the potential GM contribution cannot be determined until the Delphi-GM global settlement agreement and master restructuring agreement are finalized, Delphi is aware that GM has publicly estimated its potential exposure related to Delphi’s Chapter 11 filing.

•	All subordinated debt claims would be allowed and satisfied with $478 million of common stock (10.6 million out of a total of 147.6 million shares) in the reorganized Delphi at a deemed value of $45 per share.

•	The equity securities class in Delphi’s plan of reorganization would receive: 1) $66 million of common stock (1.5 million out of a total of 147.6 million shares) in the reorganized Delphi (at a deemed value of $45 per share); 2) warrants to purchase an additional 5 percent of the common stock of reorganized Delphi during a five-year period (at an exercise price of $45 per share); 3) rights to purchase approximately 41 million shares of common stock in the reorganized Delphi for $1.6 billion at a deemed exercise price of approximately $38 per share; and 4) rights to purchase $572 million of common stock (at an exercise price of $45 per share), which will result in adjustments to the stock and cash distributions to be made to the unsecured creditors and Appaloosa.
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     Delphi cautioned that nothing in the plan investment agreement, the Court or regulatory filings being made in connection with the agreements or the company’s public disclosures (including this press release) shall be deemed a solicitation to accept or reject a plan in contravention of the Bankruptcy Code nor an offer to sell or a solicitation of an offer to buy any securities of the company.
EMERGENCE CORPORATE GOVERNANCE STRUCTURE
     The Equity Purchase and Commitment Agreement also includes certain corporate governance provisions for the reorganized Delphi. Under the terms of the proposed plan, the reorganized Delphi would be governed by a nine-member Board of Directors including an Executive Chairman and the company’s CEO. Subject to certain conditions, a majority of the directors (6 of 9) would be required to be independent of reorganized Delphi under applicable exchange rules and independent of the Plan Investors.
     A five-member selection committee will select the company’s post-emergence Executive Chairman, have veto rights over all directors nominated by the plan investors and statutory committees, and appoint directors to all Board committees. The selection committee will consist of John D. Opie, Delphi Board of Directors’ lead independent director, a representative of each of Delphi’s two statutory committees and a representative from Appaloosa and one of the other co-investors. Appaloosa, through its proposed Series A-1 preferred stock ownership, would have certain veto rights regarding extraordinary corporate actions such as change of control transactions and acquisitions or investments in excess of $250 million in any twelve-month period.
     Executive compensation for the reorganized company must be on market terms, must be reasonably satisfactory to the lead plan investor, and the overall executive compensation plan design must be described in the company’s disclosure statement and incorporated into the plan of reorganization.
     Delphi’s Chapter 11 cases were filed on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and were assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD). Rothschild Inc. serves as investment banker to Delphi and Skadden, Arps, Slate, Meagher & Flom LLP serves as lead counsel to Delphi on the transaction and in the Chapter 11 reorganization cases.
     More information on Delphi’s U.S. restructuring and access to court documents, the agreements referenced in this press release and other general information about the Chapter 11 cases is available at www.delphidocket.com. Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http:/www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, visit Delphi’s website at www.delphi.com.
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FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi, may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the revised Equity Purchase and Commitment Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs” of the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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